Exhibit 77K
Ernst & Young LLP
1300 Huntington Building
925 Euclid Avenue
Cleveland, Ohio  44115-1405

October 9, 1998

Mr. Kevin Crotty
Treasurer
Fairport Funds
4000 Chester Avenue
Cleveland, Ohio  44103

Dear Mr. Crotty:

This is to confirm that the client-auditor relationship between he Fairport Midwest Growth Fund, Fairport Growth and Income Fund an Fairport Government Securities Fund (commission file number 811-8774) and Ernst & Young LLP has ceased.

Very truly yours,


/s/ Ernst & Young LLP
Ernst & Young LLP



cc:	Office of the Chief Accountant
	SECPS Letter File
	Securities and Exchange Commission
	Mail Stop 11-3
	450 Fifth Street, NW
	Washington, D.C.  20549




EXHIBIT 77-K

Effective October 27, 1998, the Trust selected the accounting firm of McCurdy & Associates CPA's, Inc. ("McCurdy") to serve as the Funds' independent certified public accountants for the fiscal year ended
October 31, 1998 to fill a vacancy resulting from Ernst & Young, LLP'S ("Ernst & Young") resignation on October 9, 1998. Ernst & Young had served as the Funds' independent certified public accountants for the Funds' fiscal years ended October 31, 1995, October 31, 1996 and
October 31, 1997. Ernst & Young's report on the financial statements of the Funds for the fiscal year ended October 31, 1997 did not contain an adverse opinion or disclaimer of opinion or was not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure during the fiscal year ended October 31, 1997 or for the interim period from November 1, 1997 through the date of their resignation.

The Trust represents that it had not consulted with McCurdy at any time prior to their engagement with respect to the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Funds' financial statements.